NEWS RELEASE
FOR IMMEDIATE RELEASE

RUBY TUESDAY REPORTS FOURTH QUARTER AND FISCAL 2014 RESULTS

MARYVILLE, TN – July 29, 2014 – Ruby Tuesday, Inc. (NYSE: RT) today reported financial results for the fiscal fourth quarter and year ended June 3, 2014.

Results for the fourth quarter include:
•
Total revenue from continuing operations of $307.3 million compared to $316.1 million in the same quarter of the prior year, a decrease of $8.8 million primarily due to a net reduction of 36 Company-owned restaurants during the year.

•
Same-restaurant sales increased 0.4% at Company-owned Ruby Tuesday restaurants and increased 4.9% at our 31 domestic Ruby Tuesday franchise restaurants compared to the same quarter of the prior year.  Same-restaurant guest counts were up 0.2% for the quarter, reflecting an improvement over the third quarter decline of 1.7%.

•
Net loss from continuing operations of $0.9 million compared to a net loss of $27.0 million from continuing operations for the same quarter in the prior year.   Excluding special items, net income from continuing operations was $2.0 million compared to net income from continuing operations of $7.0 million in the same quarter of the prior year. (See non-GAAP reconciliation table below)

•
Diluted loss per share from continuing operations of $0.01 compared to diluted loss per share from continuing operations of $0.44 in the same quarter of the prior year. Excluding special items, diluted earnings per share from continuing operations were $0.03 compared to diluted earnings per share from continuing operations of $0.12 in the same quarter of the prior year. (See non-GAAP reconciliation table below)

•
Income tax expense from continuing operations of $3.2 million, which includes a non-cash charge of $3.7 million related to increases in the valuation allowance on the Company’s deferred tax assets, primarily related to employment tax credits and state net operating losses.

•	Total book debt of $258.7 million at the end of the fourth quarter compared to $299.0 million for the prior-year quarter, a decrease of $40.3 million.

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July 29, 2014
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•	Ended the fourth quarter with $51.3 million in cash on hand compared to $52.9 million of cash on hand at the end of the prior year.
•	Repurchased $7.1 million of our 7.625% senior notes due 2020 at a slight discount to par.
•
During the quarter, 11 Company-owned Ruby Tuesday restaurants were closed, nine of which were closed in connection with the planned closures announced in the second quarter earnings release and two as a result of storm damage in Pensacola, Florida.   International franchisees opened three Ruby Tuesday restaurants.  Two international franchised Lime Fresh restaurants were closed.

Results for the 2014 fiscal year include:
•
Total revenue decreased 6.6% from the prior year, primarily due to a 5.3% decrease in same-restaurant sales at Company-owned Ruby Tuesday restaurants and a net reduction of 36 Company-owned restaurants year over year.

•	Same-restaurant sales decreased 3.0% at domestic franchise Ruby Tuesday restaurants
•
Net loss from continuing operations of $64.9 million, or net loss from continuing operations excluding special items of $48.6 million.  (see non-GAAP reconciliation table below) This compares to the prior-year net loss from continuing operations of $23.4 million, or net income from continuing operations excluding special items of $13.9 million.

•
Diluted loss per share from continuing operations of $1.08, or diluted loss per share from continuing operations excluding special items of $0.81 compared to diluted loss per share from continuing operations of $0.38 for the prior year, or diluted earnings per share from continuing operations excluding special items of $0.23. (see non-GAAP reconciliation table below)

•	Total capital expenditures were $29.8 million.
•
Income tax from continuing operations was a net benefit of $4.7 million on a pre-tax loss from continuing operations of $69.6 million. During the year our statutory income tax benefit was reduced by a $31.2 million increase in the tax valuation allowance. (see discussion of deferred income tax valuation allowance below)

•	38 Company-owned Ruby Tuesday restaurants were closed, including two as a result of storm damage. We intend to rebuild one of these two restaurants, possibly in the second half of fiscal 2015. Domestic franchisees opened one and closed three Ruby

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Tuesday restaurants. International franchisees opened six and closed two Ruby Tuesday restaurants.
•
Four Company-owned Lime Fresh restaurants were opened and two were closed.  Domestic franchisees opened one Lime Fresh restaurant.  International franchisees opened one and closed two Lime Fresh restaurants.

•	Realized $15.4 million in cash proceeds from the sale of surplus real estate.
•	Closed sale leaseback transactions on three restaurants during the year which generated $5.9 million of gross proceeds. We have no plans at this time to pursue additional sale leaseback transactions.
•	Repurchased $20.0 million of our 7.625% senior notes due 2020. During the fiscal year, we paid off $40.2 million of debt.

JJ Buettgen, Chairman of the Board, President, and CEO, commented, “We are pleased with our progress in fourth quarter sales and restaurant-level margin given a difficult environment.  During Fiscal 2014, we continued to lay the foundation for the new strategic direction of the Company as we started implementing our plan to transform Ruby Tuesday into a more energetic, affordable, and casual brand – a brand that is more broadly appealing and appropriate for a wider variety of dining occasions.  We believe our results for the full year do not reflect the value of the improvements we have made to our business, our strategy, and the steps we have taken to strengthen our business model. While completing our brand transformation is a multi-year process, we made considerable progress during the year:
•	Introducing more affordable everyday fare with the launch of our Pretzel Burgers and Flatbreads
•	Making improvements to the in-restaurant guest experience with music and lighting
•	Introducing new advertising that communicates our new fun, approachable and family-friendly personality.
These efforts allowed us to better connect with our customers and resulted in building top line momentum with sequential improvement in quarterly same-restaurant sales and guest counts.

As we look to the year ahead, we remain focused on our goal of driving profitable and sustainable guest count growth by continuing to improve the quality, variety, and affordability of our menu, improving our guest experience by partnering with our Operations leaders to elevate

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our in-restaurant execution, improving the effectiveness of our marketing communications, and continuing to improve our cost structure. We believe our continued brand transformation efforts will position the Company for long-term success and will generate sustainable improvement in shareholder returns.”

Fiscal Year 2015 Outlook

Consistent with our fiscal 2014 policy, we are not providing quarterly or annual earnings guidance for fiscal 2015.  There are, however, certain items which we would like to highlight for fiscal 2015, including the following:
•	Same-Restaurant Sales – We anticipate first quarter same-restaurant sales to be in the range of down 1% to up 1%. For the year, we expect same restaurant sales to be flat to up 2%.
•
Unit Development – During the year, we plan to open one, rebuild one, and close eight to twelve Company-owned Ruby Tuesday restaurants.  Domestic franchisees expect to open two Lime Fresh restaurants and close three Ruby Tuesday restaurants.  International franchisees expect to open five to eight Ruby Tuesday restaurants.

•
Restaurant-level Operating Margins – Estimated to be 15.0% to 16.0% of sales which compares to 15.1% in fiscal 2014.  Improvement in cost of goods sold and other restaurant operating costs is expected to be partially offset by increased restaurant payroll costs due to a return to more normalized incentive compensation levels.

•
Selling, General, and Administrative Expense (SG&A) – Estimated to be $128 to $132 million which compares to $137.2 million in fiscal 2014.  The reduction is due to $5.3 million in costs incurred in 2014 for corporate restructuring and executive transition costs and $3.5 million in savings resulting from our 2014 cost reduction initiatives. These savings are partially offset by a return to more normalized incentive compensation levels.

•
Tax – We do not anticipate recognizing a benefit from general business tax credits generated during fiscal 2015 due to our deferred tax valuation allowance, which will remain until we generate sufficient levels of income in the future.

•	Capital Expenditures – Estimated to be $28 to $32 million for the year
•	Excess Real Estate – We expect to generate $8 to $12 million of cash proceeds from the disposition of excess real estate.

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July 29, 2014
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Deferred Income Tax Valuation Allowance

The Company has a three-year cumulative pre-tax loss, which we considered when evaluating the realization of  $141.5 million of gross deferred tax assets, a significant portion of which will be available in future periods to the extent we have sufficient levels of income.  In accordance with generally accepted accounting principles, even though we have expectations for earnings in those future years, our three-year cumulative pre-tax loss weighs heavily in our analysis of the realization of deferred tax assets and has resulted in the establishment of the valuation allowance, which was $54.6 million at the end of fiscal 2014.  Given the nature of our deferred tax assets and the long carry-forward period associated with our employment tax credits, we expect to eventually recover our deferred tax assets when we generate sufficient levels of income in the future.

Non-GAAP (Loss)/Earnings Reconciliation

The Company believes excluding special items from its financial results provides investors with a clearer understanding of the Company’s ongoing operating performance and comparison to prior-period results.

Ruby Tuesday, Inc.
Reconciliation of Net (Loss)/ Income from Continuing Operations Excluding Special Items
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	June 3,	June 4,	June 3,	June 4,
	2014	2013	2014	2013

Net (Loss)/Income from Continuing Operations	$ (881)	$ (27,020)	$ (64,910)	$ (23,434)
Closure and Impairment (net of tax) (1)	2,678	3,539	9,467	5,603
Executive Transition (net of tax) (2)	213	683	1,135	1,611
Deferred Tax Valuation Allowance	-	20,062	-	20,062
Goodwill & Other Intangible Impairment Costs (net of tax) (3)	-	8,284	767	8,284
Pension Settlement (net of tax)	-	1,462	-	1,462
Severance and Other Corporate Restructure Costs (net of tax)	-	-	3,800	307
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	-	1,167	-
Net (Loss)/Income from Continuing Operations Excluding Special Items	$ 2,010	$ 7,010	$ (48,574)	$ 13,895

Diluted (Loss)/Earnings Per Share from Continuing Operations	$ (0.01)	$ (0.44)	$ (1.08)	$ (0.38)
Closure and Impairment (net of tax) (1)	0.04	0.06	0.16	0.09
Executive Transition (net of tax) (2)	0.00	0.01	0.02	0.03
Deferred Tax Valuation Allowance	-	0.33	-	0.33
Goodwill & Other Intangible Impairment Costs (net of tax) (3)	-	0.14	0.01	0.14
Pension Settlement (net of tax)	-	0.02	-	0.02
Severance and Other Corporate Restructure Costs (net of tax)	-	-	0.06	0.00
Debt Prepay Penalties & Deferred Financing Fee Write-Offs (net of tax)	-	-	0.02	-
Diluted (Loss)/Earnings Per Share from Continuing Operations Excluding Special Items	$ 0.03	$ 0.12	$ (0.81)	$ 0.23

(1) Includes impairments, lease reserves, and other closing cost adjustments resulting from the 33 Ruby Tuesday restaurant closures in Q3 & Q4 FY14, the 21 Q4 FY12 Ruby Tuesday closures, and the four Q3 & Q4 FY13 Lime Fresh closures as well as the Q4 FY13 Lime Fresh asset impairments
(2) Includes search fees, signing and retention bonuses, relocation, and travel-related expenses resulting from Executive transitions
(3) Lime Fresh goodwill and trademark impairment

ABOUT RUBY TUESDAY

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Ruby Tuesday, Inc. has 747 Company-owned and/or franchise Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 12 foreign countries, and Guam, in addition to 26 Company-owned and/or franchise Lime Fresh brand restaurants in five states and the District of Columbia.  As of June 3, 2014, we owned and operated 668 Ruby Tuesday restaurants and franchised 79 Ruby Tuesday restaurants, comprised of 31 domestic and 48 international restaurants.  We also owned and operated 20 Lime Fresh restaurants and franchised six Lime Fresh domestic restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol:  RT).
For more information, contact:

Jill Golder, EVP & Chief Financial Officer
Phone:  865-379-5700

The Company will host a conference call, which will be a live web-cast, this afternoon at 4:15 p.m. Eastern Time.   The call will be available live at the following website:

http://www.rubytuesday.com

Special Note Regarding Forward-Looking Information

This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance, future capital expenditures, the effect of strategic initiatives (including cost-cutting initiatives), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; the impact of pending litigation; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; significant fluctuations in energy prices; security breaches of our customers’ or employees’ confidential information or personal data or the failure of our information technology and computer systems; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; and effects of actual or threatened future terrorist attacks in the United States.

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RUBY TUESDAY, INC.
Financial Results For the Fourth Quarter of Fiscal Year 2014
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED STATEMENTS OF OPERATIONS
	13 Weeks		13 Weeks		52 Weeks		52 Weeks
	Ended		Ended		Ended		Ended
	June 3,	Percent	June 4,	Percent	June 3,	Percent	June 4,	Percent
	2014	of Revenue	2013	of Revenue	2014	of Revenue	2013	of Revenue
Revenue:
Restaurant sales and operating revenue	$ 305,648	99.5	$ 314,527	99.5	$ 1,162,423	99.5	$ 1,245,226	99.5
Franchise revenue	1,663	0.5	1,577	0.5	6,323	0.5	6,261	0.5
Total revenue	307,311	100.0	316,104	100.0	1,168,746	100.0	1,251,487	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of merchandise	82,934	27.1	87,007	27.7	321,521	27.7	341,512	27.4
Payroll and related costs	102,778	33.6	106,392	33.8	404,379	34.8	419,679	33.7
Other restaurant operating costs	63,463	20.8	65,566	20.8	260,447	22.4	259,014	20.8
Depreciation	13,377	4.4	14,819	4.7	54,828	4.7	59,122	4.7
(as a percent of Total revenue)
Selling, general and administrative, net	29,765	9.7	26,959	8.5	137,151	11.7	138,782	11.1
Closures and impairments, net	6,884	2.2	9,582	3.0	32,831	2.8	14,656	1.2
Goodwill and trademark impairments	0	0.0	14,058	4.4	855	0.1	14,058	1.1
Total operating costs and expenses	299,201		324,383		1,212,012		1,246,823

Earnings/(Loss) From Operations	8,110	2.6	(8,279)	(2.6)	(43,266)	(3.7)	4,664	0.4

Interest expense, net	5,605	1.8	6,430	2.0	24,945	2.1	26,576	2.1

Loss on extinguishment of debt	181	0.1	177	0.1	1,364	0.1	22	0.0

Pre-tax income/(loss) from continuing operations	2,324	0.8	(14,886)	(4.7)	(69,575)	(6.0)	(21,934)	(1.8)
Provision/(Benefit) for income taxes from continuing operations	3,205	1.0	12,134	3.8	(4,665)	(0.4)	1,500	0.1
Net loss from continuing operations	(881)	(0.3)	(27,020)	(8.5)	(64,910)	(5.6)	(23,434)	(1.9)

Income/(Loss) from discontinued operations, net of tax	467	0.2	(2,120)	(0.7)	564	0.0	(15,979)	(1.3)

Net Loss	$ (414)	(0.1)	$ (29,140)	(9.2)	$ (64,346)	(5.5)	$ (39,413)	(3.1)

Basic Loss Per Share:
Loss from continuing operations	$ (0.01)		$ (0.44)		$ (1.08)		$ (0.38)
Income/(Loss) from discontinued operations	-		(0.05)		0.01		(0.27)
Basic Net Loss Per Share	$ (0.01)		$ (0.49)		$ (1.07)		$ (0.65)

Diluted Loss Per Share:
Loss from continuing operations	$ (0.01)		$ (0.44)		$ (1.08)		$ (0.38)
Income/(Loss) from discontinued operations	-		(0.05)		0.01		(0.27)
Diluted Net Loss Per Share	$ (0.01)		$ (0.49)		$ (1.07)		$ (0.65)

Shares:
Basic	60,353		59,564		60,231		61,040
Diluted	60,353		59,564		60,231		61,040

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RUBY TUESDAY, INC.

Financial Results For the Fourth Quarter
of Fiscal Year 2014
(Amounts in thousands)
(Unaudited)
	June 3,	June 4,
CONDENSED BALANCE SHEETS	2014	2013
Assets
Cash and Cash Equivalents	$51,326	$52,907
Receivables	4,861	4,834
Inventories	21,174	30,872
Income Tax Receivable	2,133	1,900
Deferred Income Taxes	3,397	7,296
Prepaid Rent and Other Expenses	12,216	14,180
Assets Held for Sale	4,683	9,175

Total Current Assets	99,790	121,164

Property and Equipment, Net	794,846	859,830
Other Assets	61,791	62,189

Total Assets	$956,427	$1,043,183

Liabilities
Current Portion of Long Term Debt, including
Capital Leases	$4,816	$8,487
Other Current Liabilities	109,007	97,145

Total Current Liabilities	113,823	105,632

Long-Term Debt, including Capital Leases	253,875	290,515
Deferred Income Taxes	3,500	5,753
Deferred Escalating Minimum Rents	48,827	46,892
Other Deferred Liabilities	75,193	77,556

Total Liabilities	495,218	526,348

Shareholders' Equity	461,209	516,835

Total Liabilities and
Shareholders' Equity	$956,427	$1,043,183